Exhibit 99.4

Nanjing Leads Biolabs and BeiGene Announce Worldwide License and Collaboration Agreement for LBL-007 Anti-LAG-3 Antibody; BeiGene Granted Exclusive Commercialization Rights Outside of China

CAMBRIDGE, Mass. and BEIJING, China – December 13, 2021 - BeiGene (NASDAQ: BGNE; HKEX: 06160), a global science-driven biotechnology company focused on developing innovative and affordable medicines to improve treatment outcomes and access for patients worldwide, and Nanjing Leads Biolabs, Inc. (Leads Biolabs), a privately-owned clinical stage biotechnology company in China and the U.S., today announced entry into a license and collaboration agreement granting BeiGene worldwide research, development and manufacturing rights and exclusive commercialization rights outside of China to LBL-007, a novel investigational antibody targeting the LAG-3 pathway. Data from a Phase 1 clinical trial of LBL-007 in patients with advanced solid tumors were presented at the 2021 annual meeting of the American Society of Clinical Oncology (ASCO).

“We are excited about the strategic opportunity of adding an anti-LAG-3 agent to our portfolio and the potential to expedite the clinical development and scientific understanding of both LBL-007 and the anti-LAG-3 pathway as monotherapy and in combination with other immuno-oncology assets in BeiGene’s portfolio, including our anti-PD-1 inhibitor tislelizumab, where we see exciting combination potential for improved anti-tumor activity,” said Lai Wang, Ph.D., Global Head of R&D at BeiGene. “Nanjing Leads Biolabs has developed a promising clinical candidate, which complements our I/O program and supports our strategic imperatives of global clinical excellence and opportunities to address unmet medical needs around the world.”

Under the terms of the agreement, Leads Biolabs will receive $30 million upfront and is eligible to receive up to $742 million in clinical development, regulatory approval, and sales milestones, plus tiered double-digit royalties on sales in the licensed territory.

“Securing a collaboration to further develop LBL-007 has been a key strategic priority, and we are excited to begin working with BeiGene, a global leader in oncology,” said Xiaoqiang Kang, M.D., Ph.D., CEO and Chairman of Leads Biolabs. “BeiGene is the ideal partner for Leads Biolabs given its extensive experience in the development of oncology medicines worldwide and the compelling immuno-oncology combination opportunity in its pipeline. By collaborating with BeiGene, Leads Biolabs expects to significantly accelerate the development and commercialization of LBL-007.”

About LBL-007

LAG-3 is an immune checkpoint receptor expressed on activated T cells to negatively regulate these cells, resulting in tumor immune escape. LBL-007, a novel investigational anti-LAG-3 antibody, was developed by screening of a human antibody phage display library and demonstrated specific binding to human LAG-3, stimulation of IL-2 release and blockage of LAG-3 binding to MHC II and other known LAG-3 ligands. LBL-007 monotherapy was shown in pre-clinical studies to significantly inhibit tumor growth, with more pronounced tumor inhibition when combined with an anti-PD-1 antibody. LBL-007 has obtained IND clearance in both the U.S. and China, as well as completed a Phase 1a clinical trial, and is currently in Phase 1b/2 clinical trials in China.

BeiGene Oncology

BeiGene is committed to advancing best and first-in-class clinical candidates internally or with like-minded partners to develop impactful and affordable medicines for patients across the globe. We have a growing R&D team of approximately 2,750 colleagues dedicated to advancing more than 90 ongoing or planned clinical trials (over 70 clinical trials are ongoing) involving more than 14,000 patients and healthy volunteers. Our expansive portfolio is directed predominantly by our internal colleagues supporting clinical trials in more than 45 countries and regions. Hematology-oncology and solid tumor targeted therapies and immuno-oncology are key focus areas for the Company, with both mono- and combination therapies prioritized in our research and development. BeiGene currently has three approved medicines discovered and developed in our own labs: BTK inhibitor BRUKINSA in the United States, China, the EU, Canada, Australia, and additional international markets; and the non-FC-gamma receptor binding anti-PD-1 antibody tislelizumab as well as the PARP inhibitor pamiparib in China.

BeiGene also partners with innovative companies who share our goal of developing therapies to address global health needs. We commercialize a range of oncology medicines in China licensed from Amgen, Bristol Myers Squibb, EUSA Pharma, and Bio-Thera. We also plan to address greater areas of unmet need globally through our collaborations including with Amgen, Mirati Therapeutics, Seagen, and Zymeworks. BeiGene has also entered into a collaboration with Novartis granting Novartis rights to develop, manufacture, and commercialize tislelizumab in North America, Europe, and Japan.

About Nanjing Leads Biolabs

Nanjing Leads Biolabs (Leads Biolabs) is a clinical-stage US-Sino joint venture company, focusing on development and commercialization of second-generation immuno-oncology therapeutics. As an innovation-driven biopharmaceutical company, Leads Biolabs has established a rich portfolio of more than 10 novel mono- or bispecific antibody drug projects to fulfill unmet medical needs, Leads Biolabs will continue and expand its innovative R&D to provide patients with safe, effective, accessible and affordable new drugs. To learn more about Leads Biolabs, please visit www.leadsbiolabs.com.

About BeiGene

BeiGene is a global, science-driven biotechnology company focused on developing innovative and affordable medicines to improve treatment outcomes and access for patients worldwide. With a broad portfolio of more than 40 clinical candidates, we are expediting development of our diverse pipeline of novel therapeutics through our own capabilities and collaborations. We are committed to radically improving access to medicines for two billion more people by 2030. BeiGene has a growing global team of over 7,700 colleagues across five continents. To learn more about BeiGene, please visit www.beigene.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and other federal securities laws, including statements regarding future development of LBL-007 and plans to accelerate the development and commercialization of LBL-007; the potential of the licensed technology as monotherapy and in combination with other immuno-oncology assets, including tislelizumab; potential payments to Nanjing Leads Biolabs; the parties’ commitments and the potential benefits of the collaboration; and BeiGene’s plans, commitments, aspirations and goals under the headings “BeiGene Oncology” and “About BeiGene”. Actual results may differ materially from those indicated in the forward-looking statements as a result of various important factors, including BeiGene's ability to demonstrate the efficacy and safety of its drug candidates; the clinical results for its drug candidates, which may not support further development or marketing approval; actions of regulatory agencies, which may affect the initiation, timing and progress of clinical trials and marketing approval; BeiGene's ability to achieve commercial success for its marketed products and drug candidates, if approved; BeiGene's ability to obtain and maintain protection of intellectual property for its medicines and technology; BeiGene's reliance on third parties to conduct drug development, manufacturing and other services; BeiGene’s limited experience in obtaining regulatory approvals and commercializing pharmaceutical products and its ability to obtain additional funding for operations and to complete the development and commercialization of its drug candidates and achieve and maintain profitability; the impact of the COVID-19 pandemic on the Company’s clinical development, regulatory, commercial and other operations, as well as those risks more fully discussed in the section entitled “Risk Factors” in BeiGene’s most recent quarterly report on Form 10-Q, as well as discussions of potential risks, uncertainties, and other important factors in BeiGene's subsequent filings with the U.S. Securities and Exchange Commission. All information in this press release is as of the date of this press release, and BeiGene undertakes no duty to update such information unless required by law.

BeiGene Investor	BeiGene Media
Gabrielle Zhou	Liza Heapes
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ir@beigene.com	media@beigene.com